Exhibit 10.44

October 10, 2007

Mr. David Foster

Chief Financial Officer

diaDexus, Inc.

343 Oyster Point Boulevard

South San Francisco, CA 94080

Dear David,

Regarding our sublease from DiaDexus, in addition to the provisions of the Fourth Amendment to Sublease that we are discussing, we have agreed that upon execution of that amendment, Monogram will reimburse DiaDexus as follows:

1.	Lobby: 20% of the salary and benefits of diaDexus’s receptionist who will staff the lobby, provide visitor greeting, and provide general receptionist support.

2.	Maintenance costs: 50% of normal maintenance expenses incurred by diaDexus in respect of the entire building, including the Sublease Premises

diaDexus, Inc.		Monogram Biosciences, Inc.

By:	/s/ David Foster	By:	/s/ A. G. Merriweather

Title:	EVP & CFO	Title:	CFO

Date:	10-12-07	Date: